Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 3 to Registration Statement No. 333-196373 on Form N-2 of our report dated December 16, 2015, relating to the financial statements and financial highlights of Calamos Convertible Opportunities and Income Fund, appearing in the Statement of Additional Information, and to the references to us under the headings “Financial Highlights” and “Experts” in the Prospectus, “Experts” in the Prospectus Supplement, and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are a part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

February 26, 2016